Exhibit 99.1

Wednesday, March 3, 2004, 9:00 AM Eastern Time

Press Release

SOURCE:  Isolagen, Inc.

Isolagen Announces Positive Results in Phase III Study

Emerging Science Utilizes Patient’s Own Cells To Treat Facial Wrinkles/Scars

HOUSTON – (PRNewswire) – March 3, 2004 – Isolagen, Inc. (AMEX: ILE), a specialty pharmaceutical company specializing in the development and commercialization of autologous (a patient’s own) cellular therapy for hard and soft tissue regeneration (“the Isolagen Process”), today announced that the initial portion of its Phase III study is complete and the results indicate statistically that the therapy is both safe and effective.  Early results show an efficacy of 77% with the Isolagen treated group as compared to a 36% response with the placebo-controlled group at this early time point.  The Fisher’s Exact Test p-value < 0.0001 confirms the statistical significance.

This study was conducted at ten (10) sites and had an “intent to treat” population of 158 patients with an “evaluable” population of 146 patients.  These patients were 90.5% female and 9.5% male with a mean age of 46.8 years old and a standard deviation of approximately 10 years.  Over 91.8% of the treated population was Caucasian, 4.4% Asian, 1.9% Hispanic and 1.9% Black.  The trial had a four (4) month clinical end point with the physician photo guide assessment as the objective measure.  To be categorized as a responder in the study, patients had to improve two (2) or more points on a seven (7) point scale.  77% of the patients treated with the Isolagen Process were responders.

“For this trial, we elected to examine the results at four (4) months for comparison to other injectable treatments used for wrinkles and scars and we are very pleased with the data,” said Vaughan Clift, MD., Medical Director.  “We have already published some of our international experience showing improvements with the Isolagen Process are better at six (6) months and even greater at twelve (12) months, leading us to believe that the strong results in this clinical trial represent early results which are likely to continue to improve over the next six months.”

There was a minimal incidence of adverse events throughout the trial.  Overall, less than 20% of patients had any adverse event that was possibly, probably, or definitely related to Isolagen therapy.  The adverse events that did occur were bruising and/or edema at the injection site.  There were no serious adverse events.   Detailed analysis of the adverse events is continuing but were observed with both placebo and treated patients.

“We are very pleased with these results since we believe they strongly support the efficacy of the Isolagen Process,” said Michael Macaluso, CEO and President.  “The results from the trial position us well to move into the final phase of our clinical development process.”

While there can be no assurances, the Company anticipates that the Isolagen Process could be commercially available in the United States as early as 2005. Isolagen plans to initiate a confirmatory trial and will seek to establish a permanency designation.

About Isolagen, Inc.

Isolagen, Inc. (AMEX: ILE) is the parent company of Isolagen Technologies, Inc., which was founded in 1995. Isolagen has focused its efforts in the development of autologous cellular technology that has specific applications in cosmetic dermatology and is exploring applications for periodontal disease, reconstructive dentistry and other health-related markets.

Autologous cellular therapy is a process whereby a patient’s own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, the Isolagen Process utilizes only the patient’s unique, living cells to produce the patient’s own collagen.  There is no foreign substance utilized in this treatment protocol.  Isolagen’s goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy.

This press release contains forward-looking statements and general statements relating to the development of autologous cellular therapy that has specific applications in cosmetic dermatology and also relating to the exploration of applications for periodontal disease, reconstructive dentistry and other health-related markets. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that Isolagen’s clinical trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that Isolagen expects, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, including, but not limited to those described in Isolagen’s most recent annual report on Form 10-KSB/A filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time.  Isolagen does not assume any responsibility for updating any forward-looking statements.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:

Michael Macaluso, CEO and President, Isolagen, Inc. - 713-780-4754

Jeffrey W. Tomz, CFO, Isolagen, Inc. - 713-780-4754

Lisa Lindberg, Investors Contact, Investor Relations Group – 212-825-3210

Janet Vasquez, Media Contact, Investor Relations Group – 212-825-3210

Please refer to the attached Question and Answer section for additional information:

ISOLAGEN CLINICAL TRIAL INFORMATION

WHAT WERE THE KEY FINDINGS FROM THE MULTI-CENTER CLINICAL TRIALS?

The key finding of this very objective, double-blinded, placebo-controlled study is that the Isolagen Process is effective.  The overall efficacy of the evaluable treatment population shows a 77% response rate with the Isolagen Process, versus a 36% response rate with placebo (Fisher’s Exact Test, p-value < 0.0001; patients physician-assessed compared to photoguide).  Patients who received the Isolagen Process showed a four-fold improvement in baseline values, as compared to placebo patients (subjective self-assessment visual analog scale 32% treated group, Signed Rank Test p-value <0.0001, 8 % placebo Signed Rank Test =0.0781).

There was a minimal incidence of adverse events throughout the trial.  Overall, less than 20% of patients had any adverse event that was possibly, probably, or definitely related to the Isolagen Process.  The adverse events that did occur were bruising and/or edema at the injection site.  There were no serious adverse events.

HOW HAVE YOU ANALYZED THE PLACEBO RESPONSE YOU RECEIVED?

The Isolagen clinical studies were well controlled and monitored.  That said, some physicians believe that the injection process itself can traumatize an area enough to stimulate some wound-healing in the form of fibroblast generation and collagen production.

WHAT HAS ISOLAGEN LEARNED FROM THIS STUDY?

We learned that the treatments with the Isolagen Process can successfully restore treated areas. We also have a better understanding on the number of patients needed in future trials to study Isolagen’s efficacy by treatment indication.

WHY ARE THE CLINICAL TRIAL FINDINGS IMPORTANT FOR ISOLAGEN?

Many of the products currently available for soft tissue augmentation are designed to modify the symptoms of the problem, such as temporarily filling in a wrinkle with collagen.  Injectable filling agents show an immediate effect, but are rapidly removed by the body.

Isolagen’s approach is radically different, addressing the cause of the problem and not merely the symptom.  This clinical trial has justified that approach.  Autologous cellular therapies such as the Isolagen Process are inherently safe and this trial confirmed that injecting fibroblasts into the area can produce a therapeutic effect in a scientifically irrefutable way.

HOW DOES ISOLAGEN’S EFFICACY COMPARE WITH EFFICACY OF INJECTABLE WRINKLE TREATMENTS CURRENTLY APPROVED BY THE FDA?

Comparison of the Isolagen Process to injectable fillers must begin with an understanding of the significantly different mechanisms of action.  Fillers have an immediate effect and rapidly fade with time. As reported in the literature, many products lose their effect by three to six months.  A recently reported trial by Hylaform®, a derivative of hyaluronic acid, showed that 73.3% of patients had returned to baseline by 12 weeks post-treatment.

By comparison, our studies show increasing efficacy over the first four months.  Our international experience and retrospective data indicate continued improvement throughout the first 12 months.  This will be confirmed by a second part of the trial in which doctors will monitor patients for another eight months, allowing us to seek a claim for results that last at least one year or, in FDA terms, are “permanent.”

In addition, autologous cellular therapies avoid many of the complications of introducing a foreign particle into the skin.  The Isolagen Process is essentially a cellular graft using a person’s own cells from this same layer of skin, which are reintroduced to areas of skin where they have been depleted.  Injectable fillers such as collagen and hyaluronic acid use animal, human-based, or synthetic filling agents which introduce foreign proteins or modified molecules in excessive amounts for that tissue.

WAS THERE ANY SIGNIFICANCE TO THE FACT THAT THE PRIMARY END POINT OF THE TRIAL WAS FOUR MONTHS?

The clinical trial determined efficacy and safety over a four-month window, consistent with FDA clinical trials for injectable fillers currently on the market.  Typically, injectable fillers begin to degrade immediately and may have vanished by four months.  The Isolagen Process, on the other hand, improves over that time frame and clearly shows statistical efficacy at four months.

A four-month Primary End Point was chosen due to Isolagen’s belief that it would show clinically significant results.  This study design could therefore form the basis for data sufficient for license application.

Based on our published U.S. and European data we believe that the results will continue to improve over the remaining months of the study.

CAN YOU DESCRIBE THE METHODOLOGY FOR THE TRIAL?

Patients who fulfilled acceptance criteria were randomized into treatment and placebo groups after collection of the biopsy.  Each patient received therapeutic or placebo injections and all were assessed in a blinded fashion by comparison to either a seven-point photo scale or a subjective visual analogous scale.  Results were collected at baseline, 1, 2, and 4 months in the acute phase.  Further data points will be collected at 6, 9, and 12 months.

DID THE CLINICAL TRIAL RESULTS MEET THE COMPANY’S EXPECTATIONS?

The clinical trial results for the Isolagen Process met and exceeded expectations for confirming the efficacy of the proprietary autologous cell therapy treatment for facial lines, wrinkles and scars.

CLINICAL DEVELOPMENT PROCESS

WHAT IS YOUR TIMELINE FOR COMING TO MARKET?

While there can be no assurances, we expect market approval in the United States in 2005.

WHAT IS THE NEXT STEP IN YOUR TIMELINE FOR COMING TO MARKET?

Now that Isolagen has statistically significant data and a successful protocol design, this information will be submitted to the FDA in accordance with Isolagen’s ongoing approval process.

WHY IS ISOLAGEN GOING THROUGH CBER FOR APPROVAL?  WHAT IS CBER’S RELATIONSHIP WITH THE FDA?

The Center for Biologics Evaluation and Research (“CBER”) is the division within the FDA responsible for ensuring the safety and efficacy of biological products, including blood and blood products, vaccines, tissues, allergenics and biological therapeutics.

Biologics are derived from living sources, such as humans, animals, plants and microorganisms.  Since Isolagen’s process is derived from autologous cells (the patient’s own cells), CBER is the body that regulates the approval process.

Isolagen is in ongoing contact with the FDA to ensure that its clinical process conforms to all standards and requirements.

THE ISOLAGEN PROCESS

HOW LONG DO RESULTS FROM ISOLAGEN TREATMENTS LAST?

The Isolagen Process is designed to treat the cause, not the symptom.  It theoretically will last for years, if not decades.  Anecdotally, Isolagen has many patients who have been treated for more than four years without loss of effect.  Isolagen is continuing this trial for twelve months to support claims of permanence (defined by the FDA as results which last at least one year).

WHAT IS A FIBROBLAST AND WHY IS IT IMPORTANT TO THE ISOLAGEN PROCESS?

The fibroblast cell is a key component of all tissues, responsible for producing collagen as well as essential elements such as hyaluronic acid, elastins, and growth factors.  Isolagen’s proprietary science isolates a patient’s healthy fibroblast cells and generates tens of millions of new living fibroblast cells from the original sample.  These new fibroblast cells are then injected into the patient’s wrinkles, scars and other dermal depressions over a series of three treatment sessions.  The new fibroblasts supplement the existing fibroblast network, resulting in the production of collagen rich tissue.

IS THE ISOLAGEN PROCESS SAFE?

Because a patient’s own cells are used in the Isolagen Process, it is highly unlikely that there will be any adverse reaction.  To date, since treatments were first introduced in 1995, the small incidence of reported adverse events have been transient, limited to the injection site and self-resolving, i.e., bruising, redness or soreness. The clinical trial protocol is designed to show that the Isolagen Process is both safe and effective.

CAN ISOLAGEN TREATMENTS RESULT IN OVERCORRECTION, CAUSING A BULGE OR DEFORMITY?

The fibroblasts are moved from one area of the face to the same layer of skin in another area of the face a few centimeters away.  The cells are subjected to the same powerful growth control mechanisms in the tissue that they have always been.  Overproduction is therefore not possible because of cell-to-cell inhibition and other tissue control mechanisms.

WHY WAS THE ISOLAGEN PROCESS TAKEN OFF THE MARKET IN 1999?

During Isolagen’s brief period of commercialization from 1995-1999, it was well received in the United States.  Approximately 200 doctors treated more than 950 patients with positive results.  At that time, the Isolagen Process was unregulated because it was an autologous cell therapy (not a foreign body or device).  Eventually, the FDA began regulating biological therapies through CBER and Isolagen was placed on clinical hold.  In April 2002, the FDA released Isolagen from clinical hold, which then began clinical trials under new management.  Isolagen’s removal from the market in 1999 was not related to any safety issue, but to the implementation of manufacturing processes.

ISOLAGEN IN THE COSMETIC DERMATOLOGY MARKET

WHAT IS THE COMPETITIVE MARKET AND HOW WILL ISOLAGEN BE POSITIONED?

The Isolagen Process is a unique procedure and represents an entirely new category in the injectable wrinkle/scar treatment category.  Currently there are multiple alternatives, including filler products (animal, human-based, synthetic) or muscle paralyzers (toxins).  The alternative treatments offer immediate but usually short-term solutions that must be repeated every three to six months to maintain correction.  These fillers treat the symptom of the wrinkle rather than the wrinkle itself.

The Isolagen Process, in contrast, seeks to offer long-term reduction of lines, wrinkles and scars by gradually supplementing a patient’s existing collagen foundation with a new supply of their own living fibroblast cells.  Wrinkles and acne scars are caused by loss of these matrix producing cells.  The Isolagen Process repairs the injury without resorting to the use of foreign bodies.

SINCE THE ISOLAGEN PROCESS USUALLY TAKES SEVERAL TREATMENTS AND SEVERAL MONTHS FOR PATIENTS TO SEE RESULTS, WON’T MANY OF THEM PREFER TO USE PRODUCTS LIKE BOTOX AND COLLAGEN, WHERE THE RESULTS ARE INSTANTANEOUS?

Although it does take one to three months for Isolagen patients to see results, there are a number of benefits that the Isolagen Process may offer over other products.  For example, because a patient’s own cells are used, the Isolagen Process is natural and non-allergenic and there is little risk of a reaction.

Also, because the Isolagen Process uses a patient’s own cells, results theoretically can last indefinitely since the body will not reject its own cells. With injectable fillers, the response is temporary, as the body proactively degrades the foreign substances.  The Isolagen Process is a living cell therapy providing the healing mechanism.

In addition, many Isolagen patients observe continuous improvement over time, whereas fillers usually degrade after three to six months.

WHY WOULD DOCTORS RECOMMEND ISOLAGEN, WHICH IS LONG-LASTING, OVER TEMPORARY FILLERS WHICH REQUIRE MULTIPLE PATIENT VISITS AND MIGHT BE MORE PROFITABLE OVER TIME?

The demand for safe, anti-aging products is very high and Isolagen will, when approved, be able to provide doctors in the aesthetic medical arena with a new procedure that has many sought-after characteristics: minimally-invasive, non-allergenic and long-lasting.  We believe the Isolagen Process will be a strong practice enhancement tool for U.S. dermatologists and plastic surgeons.

In fact, many doctors have indicated that the Isolagen Process will help grow their aesthetic practice in two ways:  The Isolagen Process will help attract new customers who are eager to embrace the most advanced science in wrinkle therapy; and doctors can offer Isolagen along with complementary procedures such as BOTOX for enhanced results.

The Isolagen Process can also build patient loyalty through high satisfaction levels.  When an Isolagen patient is interested in other surgical or non-surgical procedures, that patient is likely to go to the physician who administered their Isolagen treatments.

PATENTS

WHAT IS YOUR PATENT SITUATION?

Isolagen has ten patents issued and additional patents pending to protect the science, manufacturing, and delivery of an autologous cellular system (“ACS”).  Isolagen is confident that its patent situation is secure and will effectively protect the proprietary nature of this science.

MANUFACTURING

IS THE MANUFACTURING PROCESS SAFE AND SECURE?

Isolagen is confident in the safety and security of its manufacturing and distribution process.  In 2002, Isolagen created a Laboratory Information Management System (LIMS) utilizing proprietary software to track patient samples, materials, and equipment.  Documentation procedures and document control/review processes have been developed and validated.  Three cGMP facilities which practice appropriate Quality Assurance (QA) and Quality Control (QC) processes have been constructed as well.

AS YOU APPROACH COMMERCIALIZATION, WHAT ARE YOUR PLANS FOR REDUCING MANUFACTURING COSTS?

Isolagen has a record of cost reduction through improvements in science and manufacturing.  For example, due to Isolagen’s earlier technology, a cGMP facility was required in each major market, or one in each country.  However, by increasing cell viability during shipping Isolagen required only one lab per continent.  Improved manufacturing practices will also allow Isolagen laboratories to house a significantly greater volume of patient samples, thus reducing many of the variable costs.

Significant improvements in manufacturing, and therefore reduction in costs, are possible with implementation of existing manufacturing systems already in use in the pharmaceutical industry.  Isolagen has developed novel approaches to scaled manufacturing which are a key component to successful execution of the business.

PARTNERSHIPS

WILL YOU BE LOOKING FOR A PARTNERSHIP ARRANGEMENT FOR DISTRIBUTION WITHIN THE DERMATOLOGIST AND PLASTIC SURGEON MARKETS?

Isolagen will be exploring all options for marketing the Isolagen Process worldwide, including partnerships with relevant companies that have an existing sales force within these markets.

ADDITIONAL THERAPIES

WHAT OTHER USES FOR ISOLAGEN THERAPY ARE YOU EXPLORING?

The science of autologous cell therapy can be applied to other medical areas.  Isolagen recently completed a Phase I clinical study that demonstrated significant improvement in treatment of periodontal (gum) disease. While there may ultimately be many uses for this proprietary science, Isolagen has decided to focus the Company’s resources primarily in the dermatology/plastic surgery market and secondarily in the periodontal market.

UNITED KINGDOM UPDATE

HOW IS ISOLAGEN’S BUSINESS IN THE U.K. WHERE THE PRODUCT IS APPROVED?

The Isolagen Process is becoming popular in the U.K.  Doctors have injected approximately 800 patients to date, and the British media has begun to report on the Isolagen Process, generating strong awareness for the procedure.